EXHIBIT 4.1

CORPORATE DEVELOPMENT CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of January 15th, 2008 by and between CanAm Uranium Corp., a Nevada corporation (the “Company”), and Anthony J. Caridi (the “Consultant”).

RECITALS

A. The Company desires to be assured of the association and services of Consultant and to avail itself of Consultant’s experience, skills, abilities, knowledge and background to advise the Company with respect to those duties normally associated with Corporate Development consultant of a corporation and is therefore willing to engage Consultant upon the terms and conditions set forth herein; and

B. Consultant agrees to be engaged and retained by the Company upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.  Consulting Services. Consultant shall provide consulting services for a minimum of twenty-four (24) hours per week to the Company with respect to those duties normally associated with Corporate Development.

2. Term. The term of this Agreement shall commence as of the date hereof and shall be effective a period of one (1) year (the “Term”). This agreement may be extended under the same terms by mutual agreement between Consultant and the Company.

3. Dedication of Resources. Consultant shall devote such time, attention and energy as is necessary to perform and discharge the duties and responsibilities under this Agreement in an efficient, trustworthy and professional manner.

4. Standard of Performance. Consultant shall use its best reasonable efforts to perform the Consulting Services as an advisor to the Company in an efficient, trustworthy and professional manner. Consultant shall perform the Consulting Services to the sole satisfaction of, and in conjunction and cooperation with, the Company.

5. Compensation.

5.1 The Company shall pay to Consultant (1,000,000) shares of S-8 options (price to be determined) and 1,000,000 S-8 shares and 5000.00 dollars per month immediate upon the execution of this Agreement by the parties hereto, in exchange for performance of the Consulting Services.

5.2 Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred by Consultant in connection with carrying out the duties arising hereunder and directly related to activities carried out on the Company’s behalf as long as such expenses have been approved by the Company in advance; provided always that for all such expenses Consultant shall furnish to the Company statements and vouchers as and when required by the Company.

6. Registration of the Shares. Commencing on the date hereof, the Company shall use its best efforts to promptly register the Shares pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Securities and Exchange Commission (“SEC”) Form S-8, provided the Consultant and the Company agree on the terms of a lock-up agreement. Consultant hereby covenants that if he becomes a director, officer, holder of ten percent (10%) of the equity and/or voting securities of the Company or becomes an “affiliate” of the Company (for the purposes of this Agreement, “affiliate” shall mean an affiliate of, or person affiliated with, a specified person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified), he will not offer to sell or resell the Shares registered on Form S-8, except pursuant to the resale provisions of the Securities Act applicable to affiliates who hold “control securities.”

7. Disclosure. Consultant represents that Consultant has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company. All such questions have been answered to the full satisfaction of Consultant.

8. Subscription for Shares. The Company is offering and selling the Shares to Consultant pursuant to Reg D, promulgated pursuant to the Securities Act, and pursuant to a Subscription Agreement containing representations, warranties and other terms required for a sale of securities to an “accredited investor,” within the meaning of SEC Rule 501(a).

9.  Confidential Information and non-competition.

9.1 Consultant recognizes and acknowledges that by reason of performance of Consultant’s services and duties to the Company (both during the Term and before or after it) Consultant has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to mineral properties, ideas, proprietary information and relationships between the Company and its affiliates, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not, either during or for three (3) years after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as its duties hereunder may require) without the prior written authorization of the Company, unless such information is in the public domain through no fault of the Consultant or except as may be required by law. Upon the Company’s request, the Consultant will return all tangible materials containing Confidential Information to the Company.

9.2 For a period of three (3) years after the termination or expiration of this Agreement, Consultant will not, without the express written consent of the Company, directly or indirectly, in any geographic area where Company’s products or services are then marketed, sold, distributed or provided: (i) distribute or propose to distribute Competing Products (ii) provide or propose to provide Competing Services; (iii) design or develop Competing Products or Competing Services; or (iv) work for or with, or provide services or information to, any natural persons or entity that competes with the Company’s business.

10. Indemnification of Consultant. The Company shall and hereby agrees to indemnify and save harmless the Consultant from and against all claims and demands of any nature or kind whatsoever brought against the Consultant as a result of its performance in good faith of the duties and obligations required of him hereunder.

11. Relationship. This agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties, and may not be construed as an employment agreement. No officer, employee, agent, servant, or independent contractor of Consultant nor its affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Company for any purpose whatsoever solely as a result of this Agreement, and Consultant shall have no right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner or thing whatsoever.

12. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the following addresses, or such other address as to which one party may have notified the other in such manner:

If to the Company:	CanAm Uranium Corp.
20 West Hastings Street
Vancouver, British Columbia V6E 2V1

If to the Consultant:	Anthony J Caridi
692 West 13th Avenue
Vancouver BC V5Z 1N9

13. Applicable Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Washington.

15. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

16. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Consultant.

17. Assigns and Assignment. This Agreement shall extend to, inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned or transferred, in whole or in part, by the Consultant except with the prior written consent of the Company.

18. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

19. Counterparts. This Agreement may be executed by facsimile and in counterparts each of which shall constitute an original document, and both of which together shall constitute the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

The Company:		CANAM URANIUM CORP.

By:
Name:
Title:

The Consultant:

By:
		Name:	Anthony Caridi
		Title:	Consultant